Exhibit 10.12

TERM LOAN AGREEMENT

by and between

RIF I – Don Julian, LLC,

a California limited liability company

RIF I – Lewis Road, LLC,

a California limited liability company

RIF I – Oxnard, LLC,

a California limited liability company

RIF I – Walnut, LLC,

a California limited liability company

Rexford Business Center – Fullerton, LLC,

a California limited liability company

RIF II – Kaiser, LLC,

a California limited liability company

and

RIF III – Irwindale, LLC,

a California limited liability company

as Borrower,

and

BANK OF AMERICA, N.A.,

a national banking association,

as Lender,

with respect to

15317 - 15339 & 15241 - 15277 Don Julian Road, City of Industry, CA,

300 South Lewis Road, Camarillo, Los Angeles, CA

2220 - 2260 Camino Del Sol, Oxnard, CA

2300 - 2320, 2340 - 2358 and 2380 - 2386 E. Walnut Avenue, Fullerton, CA

1335 Park Center Drive, Vista, CA

and

15715 E. Arrow Highway, Irwindale, CA

i

ii

Schedules to Term Loan Agreement

Schedule 1	Definitions

Schedule 2	Intentionally Omitted

Schedule 3	Intentionally Omitted

Schedule 4	Leasing and Tenant Matters

Schedule 5	Intentionally Omitted

Schedule 6	Intentionally Omitted

Schedule 7	Swap Contracts

Schedule 8	Financial Covenants

iii

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) is made as of the                      day of July, 2013, by and between RIF I – DON JULIAN, LLC, a California limited liability company, RIF I – LEWIS ROAD, LLC, a California limited liability company, RIF I – OXNARD, LLC, a California limited liability company, RIF I – WALNUT, LLC, a California limited liability company, REXFORD BUSINESS CENTER – FULLERTON, LLC, a California limited liability company, RIF II – KAISER, LLC, a California limited liability company, and RIF III – IRWINDALE, LLC, a California limited liability company (individually and collectively, jointly and severally, “Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

Recitals

Borrower has applied to Lender for a loan for the purpose of acquiring the real property that will serve as security for the loan. Lender has agreed to make the loan on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the loan.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

Agreements

Article I

General Information.

Section 1.1 Conditions to Closing.

The conditions precedent to closing the Loan and recording the Mortgage are set forth in the Closing Checklist.

Section 1.2 Schedules.

The Schedules attached to this Agreement are incorporated herein and made a part hereof.

Section 1.3 Defined Terms.

Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto and in Schedule 1.

Article II

Terms of the Loan.

Section 2.1 The Loan.

Borrower agrees to borrow the Loan from Lender, and Lender agrees to lend the Loan to Borrower, subject to the terms and conditions herein set forth, in an amount not to exceed the Loan Amount. Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding. The Loan is not a revolving loan; amounts repaid may not be re-borrowed.

Section 2.2 Initial Advance.

At closing, Lender shall credit Borrower for its $50,000 good faith deposit against the costs specified in subsections (a) through (c) below and shall advance Loan proceeds in the amount of $60,000,000 as follows:

(a) First, to Lender, the sum of $300,000.00 for the Loan Fee;

(b) Second, to Lender, the sum of $             for appraisal fees;

(c) Third, to Lender, the sum of $             for environmental fees; and

(d) Fourth, to the Title Company, an amount equal to $             which shall be used to pay Lender’s legal fees and other expenses incurred in connection with the closing of the Loan, to pay certain costs and expenses of the Title Company, to pay a portion of Borrower’s cost of acquiring the Property, and to pay or reimburse Borrower for other documented third party costs incurred by Borrower in connection with the closing of the escrow as specified in Borrower’s written instructions to the Title Company as shown on the settlement statement approved by Lender in writing.

Section 2.3 Intentionally Omitted.

Section 2.4 Intentionally Omitted.

Section 2.5 Liability of Lender.

Lender shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Loan proceeds or any part thereof and no Person other than Borrower shall have any right or claim against Lender under this Agreement or the other Loan Documents.

Section 2.6 Reconveyances.

Upon request of the Borrower to obtain the release and reconveyance of the RIF I - Don Julian Mortgage, the RIF I - Lewis Road Mortgage, the RIF I - Oxnard Mortgage, the RIF I - Walnut Mortgage, the RIF II - Kaiser Mortgage or the RIF III - Irwindale Mortgage to be designated and described at the time of request (the Property to be conveyed being referred to herein as the “Release Parcel”), Lender will grant such release and execute and deliver to Borrower, with respect to the Release Parcel, a Deed of Reconveyance and modifications to the financing statements in connection with the Loan, provided the following conditions are met:

(a) Borrower provides, and Lender will have approved, in its reasonable discretion, any easements, reciprocal easement agreements, covenants, conditions and restrictions or any modification to existing easements, reciprocal easement agreements, covenants, conditions and restrictions or other documents or agreements necessitated by the release for the use, maintenance and operation of the Release Parcel and the remaining portion of the Property which burden or benefit the Release Parcel or the remainder of the Property;

(b) not less than 30 days prior to the proposed date of the reconveyance, Borrower deliver to Lender a notice setting forth (i) the identity of the Release Parcel, (ii) the date of the reconveyance; (iii) the name of the proposed transferee or proposed lender; and (iv) any other information reasonably necessary for Lender to analyze the terms of the reconveyance. The notice will be accompanied by a copy of the documents effecting the transfer of the Release Parcel

(c) on the date Borrower delivers to Lender notice of the proposed reconveyance and on the date of the reconveyance, there is no Default or Event of Default under the Loan Documents on either the notice date or the release date;

(d) Borrower delivers to Lender evidence satisfactory to Lender that Borrower have complied with any applicable requirements of easements, covenants conditions and restrictions affecting the Property or the leases applicable to the reconveyance, that the reconveyance does not violate any of the provisions thereof and, to the extent necessary to comply therewith or the leases, that the transferee has assumed all of Borrower’s obligations relating to the Release Parcel thereunder;

(e) Borrower delivers to Lender an endorsement to Lender’s title insurance policy or policies satisfactory to Lender that (i) extends the effective date of the policy to the effective date of the reconveyance; (ii) confirms no change in the priority of the Mortgages on the balance of the Property or in the amount of coverage; (iii) consents to the reconveyance; (iv) waives any defense resulting from the reconveyance; (v) to the extent of the value of the Release Parcel, waives any right of subrogation; and (vi) confirms that the Release Parcel and the balance of the Property constitute a separate tax lot;

(f) not less than ten (10) days prior to the date of the reconveyance, Borrower deliver to Lender consents to the reconveyance by and estoppels from entities holding liens affecting the Property or holding any other interests in the Property that would be affected by the reconveyance, including parties to any Leases;

(g) Borrower deliver to Lender evidence satisfactory to Lender that the Release Parcel and the balance of the Property each separately conforms to and is in compliance with all subdivision laws (as evidenced by the issuance of an endorsement to Lender’s title insurance policy or policies satisfactory to Lender) and the balance of the Property is a self-contained unit, having direct on-site connection to all utilities or via easements acceptable to Lender in its sole discretion and direct access to one or more public streets, all in a location and configuration acceptable to Lender;

(h) Borrower pay Lender all of Lender’s reasonable costs and expenses relating to the reconveyance, including Lender’s attorneys’ fees, appraisal fees, engineering fees, title fees and Trustee’s attorneys’ fees;

(i) Borrower deliver to Lender copies of the executed documents evidencing the transfer or refinancing of the Release Parcel;

(j) Borrower deliver to Lender any other information, approvals and documents reasonably required by Lender relating to the reconveyance; and

(k) prior to or concurrently with the reconveyance of the Release Parcel, Lender shall have received a repayment on the Loan in an amount equal to the greatest of (x) the Allocated Loan Amount for such Release Parcel, (y) such amount, as determined by Lender in its sole discretion, as would cause the Debt Service Coverage Ratio (using the definitions set forth in Schedule 8) to equal 1.35 to 1.00 after the reconveyance and after taking into account the paydown required by this subsection, or (z) such amount, as determined by Lender in its sole discretion, as would cause the Loan-to-Value Ratio to equal to sixty-five percent (65%) after taking into account the paydown required by this subsection. “Loan-to-Value Ratio” means the current Net Commitment Amount of the Loan divided by the appraised “As-Is” value of the Property which will remain subject to the lien of the Mortgage following the reconveyance. The appraised “As-Is” value of the Property shall be based upon appraisals prepared by a third-party appraiser acceptable to, and engaged directly by, Lender. Each appraisal shall be satisfactory to Lender in all respects, as reviewed, adjusted and approved by Lender.

Upon the reconveyance of a Mortgage pursuant to this Section 2.6, the obligations of the Grantor named therein under the Loan Documents shall terminate as and to the same extent as said obligations would terminate upon the full repayment of the Loan.

Section 2.7 Substitution of Collateral.

Borrower may from time-to-time request that Lender accept substitute real property collateral in place of all or a portion of the Property then encumbered by the Mortgage. Any proposed substitute property collateral must, in the aggregate, result in the new real property collateral and that portion of the Property which will remain encumbered by the Mortgage following the collateral substitution having:

(a) a combined Debt Service Coverage Ratio equal to or greater than the higher of (i) 1.35 to 1.00 or (ii) the Debt Service Coverage Ratio of that portion of the Property which is encumbered by the Mortgage at the time of Borrower’s request; and

(b) a combined Loan-to-Value Ratio equal to or lesser than the lower of (i) sixty-five percent (65%), or (ii) the Loan-to-Value Ratio of that portion of the Property which is encumbered by the Mortgage at the time of Borrower’s request.

The applicable Debt Service Coverage Ratios and Loan-to-Value Ratios specified above in this Section 2.7 shall be determined by an appraisal or appraisals prepared by a third-party appraiser acceptable to, and engaged directly by, Lender, which appraisal(s) shall be satisfactory to Lender in all respects, as reviewed, adjusted and approved by Lender. If any of the Debt Service Coverage Ratio or Loan-to-Value Ratio requirements specified above in this Section 2.7 are not met, Borrower may satisfy such requirements by making a voluntary paydown of the Loan, subject to the satisfaction of any conditions to prepayment, including the payment of any prepayment fee or premium, together with a mutually agreed-upon reduction in the committed amount of the Loan.

The acceptance of such substitute collateral shall be in Lender’s sole discretion but shall be determined by Lender in good faith based on the factors and criteria upon which Lender, at the time of Borrower’s request, bases its determination of whether or not to make loans similar to the Loan and secured by industrial property in Southern California (except that in the case of debt service coverage ratio and loan-to-value ratio underwriting criteria, the Debt Service Coverage Ratio and Loan-to-Value Ratio tests specified above shall control over any current underwriting standards then in place), and if Lender agrees to accept such substitute collateral based on such factors and criteria, then the acceptance of such substitute collateral such shall be subject to all of the underwriting and due diligence requirements and loan documentation as were applicable to the making of the Loan, including the requirements set forth in the closing checklist and in Schedule C to the term sheet for the Loan, and the requirements set forth herein.

Section 2.8 Additional Guarantys.

At any time prior to the Maturity Date one or more of the limited partners of Rexford L.P. and/or other Affiliates of Borrower or Rexford L.P. may, from time to time, elect to execute and deliver a guaranty (such as, by way of example only, bottom dollar guarantys) to Lender in form provided by Borrower and acceptable to Lender. Lender shall accept such guaranty(s) upon the delivery thereof provided that (a) Lender in good faith determines that Lender’s rights, remedies and security under the Loan Documents will not be materially and adversely diminished, limited, impaired, restricted or otherwise jeopardized as a result of such acceptance, and (b) Lender is not precluded by Law from doing so (including under all anti-money laundering rules and regulations, including the Act, and the Dodd-Frank Wall Street Reform And Consumer Protection Act).

Article III

Representations and Warranties.

Borrower represents and warrants to Lender that:

Section 3.1 Organization, Power and Authority of Borrower; Loan Documents.

Borrower (a) is a limited liability company duly organized, existing and in good standing under the Laws of the state in which it is organized and is duly qualified to do business and in good standing in the state in which the Land is located (if different from the state of its formation) and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business, and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Borrower. The Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by Laws generally affecting the enforcement of creditors’ rights.

Section 3.2 Other Documents; Laws.

The execution and performance of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Borrower, or any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower is subject.

Section 3.3 Taxes.

Borrower has filed all federal, state, county and municipal tax returns required to have been filed by Borrower and has paid all Taxes which have become due pursuant to such returns or pursuant to any tax assessments received by Borrower.

Section 3.4 Legal Actions.

There are no Claims or investigations by or before any court or Governmental Authority, pending, or to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, Borrower’s business or the Property. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Borrower or the Property.

Section 3.5 Nature of Loan.

Borrower is a business or commercial organization. The Loan is being obtained solely for business or investment purposes, and will not be used for personal, family, household or agricultural purposes.

Section 3.6 Trade Names.

Borrower conducts its business solely under the name set forth in the Preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Lender in writing.

Section 3.7 Financial Statements.

The financial statements heretofore delivered by Borrower and each Guarantor to Lender are true and correct in all respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof.

Section 3.8 No Material Adverse Change.

No material adverse change has occurred in the financial conditions reflected in the financial statements of Borrower or any Guarantor since the respective dates of such statements, and no material additional liabilities have been incurred by Borrower since the dates of such statements other than the borrowings contemplated herein or as approved in writing by Lender.

Section 3.9 ERISA and Prohibited Transactions.

As of the date hereof and throughout the term of the Loan: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Mortgage or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower agrees to deliver to Lender such certifications or other evidence of compliance with the provisions of this Section as Lender may from time to time request.

Section 3.10 Compliance with Laws and Zoning and Other Requirements; Encroachments.

Borrower is in compliance with the requirements of all applicable Laws. To the best of Borrower’s knowledge, the use of the Property complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land. All use and other requirements of any Governmental Authority having jurisdiction over the Property have been satisfied. No violation of any Law exists with respect to the Property. The Improvements are constructed entirely on the Land and do not encroach upon any easement or right-of-way, or upon the land of others. The Improvements comply with all applicable building restriction lines and set-backs, however established, and are in strict compliance with all applicable use or other restrictions and the provisions of all applicable agreements, declarations and covenants and all applicable zoning and subdivision ordinances and regulations.

Section 3.11 Certificates of Occupancy.

To the best of Borrower’s knowledge, all certificates of occupancy and other permits and licenses necessary or required in connection with the use and occupancy of the Improvements have been validly issued.

Section 3.12 Utilities; Roads; Access.

To the best of Borrower’s knowledge, all utility services necessary for the operation of the Improvements for their intended purposes have been fully installed, including telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities, including cabling for telephonic and data communication, and the capacity to send and receive wireless communication. All roads and other accesses necessary to serve the Land and Improvements have been completed, are serviceable in all weather, and where required by the appropriate Governmental Authority, have been dedicated to and formally accepted by such Governmental Authority.

Section 3.13 Other Liens.

Except for contracts for labor, materials and services furnished or to be furnished in connection with any construction at the Property, including any construction of tenant improvements, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property.

Section 3.14 No Defaults.

There is no Default or Event of Default under any of the Loan Documents, and there is no default or event of default under any material contract, agreement or other document related to the construction or operation of the Improvements.

Section 3.15 Representations and Warranties.

Notwithstanding anything to the contrary contained in Article 3 of this Agreement, Article 3 of the Mortgage, and/or Section 2 of the Environmental Indemnity, all of Borrower’s representations and warranties contained therein, as applicable, shall be subject to the condition of the Property as disclosed in:

(i) that certain “Phase I Environmental Site Assessment for Multi-Tenant Office-Warehouse Buildings, 15241-15277 and 15317-15339 East Don Julian Road, City of Industry, California 91745” dated June 17, 2013 prepared by ADR Environmental Group, Inc.,

(ii) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment, 15241-15277 and 15317-15339 Don Julian Road, City of Industry, California 91745” dated June 11, 2013 (Andersen Environmental Project No. 1305-826) prepared by Andersen Environmental,

(iii) that certain “Phase I Environmental Site Assessment for Multi-Tenant Industrial Building, 300 South Lewis Road, Camarillo, California 93012” dated June 7, 2013 prepared by ADR Environmental Group, Inc.,

(iv) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment, 300 South Lewis Road, Camarillo, California 93013” dated June 11, 2013 (Andersen Environmental Project No. 1305-826) prepared by Andersen Environmental,

(v) that certain “Phase I Environmental Site Assessment for Multi-Tenant Industrial Building, 2220-2260 Camino Del Sol, Oxnard, California 93030” dated June 7, 2013 prepared by ADR Environmental Group, Inc.,

(vi) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment:, 2220-2260 Camino Del Sol, Oxnard, California 93030” dated June 11, 2013 (Andersen Environmental Project No. 1305-826) prepared by Andersen Environmental,

(vii) that certain “Phase I Environmental Site Assessment for Fullerton Business Park, 2300-2386 East Walnut Avenue, Fullerton, California 92831” dated June 7, 2013 prepared by ADR Environmental Group, Inc.,

(viii) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment, 2300-2386 East Walnut Avenue, Fullerton, California 92831” dated June 11, 2013 (Andersen Environmental Project No. 1302-305) prepared by Andersen Environmental;

(ix) that certain “Phase I Environmental Site Assessment for Light Industrial Property, 1335 Park Center Drive, Vista, California 92081” dated June 7, 2013 prepared by ADR Environmental Group, Inc.,

(x) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment, 1335 Park Center Drive, Vista, California 92081” dated June 11, 2013 (Andersen Environmental Project No. 1305-826) prepared by Andersen Environmental,

(xi) that certain “Phase I Environmental Site Assessment for Biosense Webster, 15715 Arrow Highway, Irwindale, California 91706” dated June 7, 2013 prepared by ADR Environmental Group, Inc., and

(xii) that certain “Seismic Damageability Assessment Probable Maximum Loss Assessment, 15715 East Arrow Highway, Irwindale, California 91706” dated June 11, 2013 (Andersen Environmental Project No. 1305-826) prepared by Andersen Environmental.

Article IV

Affirmative Covenants and Agreements.

Borrower covenants as of the date hereof and until such time as all Obligations shall be indefeasibly paid and performed in full, that:

Section 4.1 Compliance with Laws; Use of Proceeds.

Borrower shall comply with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Borrower or the Property, provided, however that so long as Lender determines that neither the operation of the Property nor Lender’s security for the Loan is diminished or jeopardized thereby, Borrower shall have the right to contest any such laws orders, injunction, decree or demand, provided that Borrower does so diligently and without prejudice to Lender . Borrower shall use all proceeds of the Loan for business purposes which are not in contravention of any Law or any Loan Document.

Section 4.2 Inspections; Cooperation.

Subject to the security requirements of tenants pursuant to applicable leases, Borrower shall permit representatives of Lender to enter upon the Land, to inspect the Improvements and any and all materials to be used in connection with any construction at the Property, including any construction of tenant improvements, to examine all detailed plans and shop drawings and similar materials as well as all records and books of account maintained by or on behalf of Borrower relating thereto and to discuss the affairs, finances and accounts pertaining to the Loan and the Improvements with representatives of Borrower. Borrower shall at all times cooperate and cause each and every one of its contractors, subcontractors and material suppliers to cooperate with the representatives of Lender in connection with or in aid of the performance of Lender’s functions under this Agreement. Except in the event of an emergency, Lender shall give Borrower at least one (1) Banking Day’s prior notice by telephone in each instance before entering upon the Land and/or exercising any other rights granted in this Section.

Section 4.3 Payment and Performance of Contractual Obligations.

Borrower shall perform in a timely manner all of its obligations under any and all contracts and agreements related to any construction activities at the Property or the maintenance or operation of the Improvements, and Borrower will pay when due all bills for services or labor performed and materials supplied in connection with such construction, maintenance and/or operation. Within sixty (60) days after the filing of any mechanic’s lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Lender’s security has been protected by the filing of a bond or otherwise in a manner satisfactory to Lender in its sole and absolute discretion, Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Lender or delay in completing construction of any tenant improvements.

Section 4.4 Insurance.

Borrower shall maintain the following insurance at its sole cost and expense:

(a) Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Unless otherwise agreed in writing by Lender, such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount, if any, satisfactory to Lender. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property, including tenant improvements (excluding excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b) Comprehensive (also known as commercial) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits satisfactory to Lender with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(c) Workers’ compensation insurance for all employees of Borrower in such amount as is required by Law and including employer’s liability insurance, if required by Lender.

(d) During any period of construction of tenant improvements, Borrower shall maintain, or cause others to maintain, such insurance as may be required by Lender of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of materials stored at or upon the Property. During any period of other construction upon the Property, Borrower shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property.

(e) If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy on the structure and Borrower owned contents in form and amount acceptable to Lender but in no amount less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect.

(f) Loss of rental value insurance and business interruption insurance in an amount equal to twelve (12) months of the projected gross income of the Property.

(g) Such other and further insurance as may be required from time to time by Lender in order to comply with regular requirements and practices of Lender in similar transactions including, if required by Lender, boiler and machinery insurance, pollution liability insurance, wind insurance and earthquake insurance, so long as any such insurance is generally available at commercially reasonable premiums as determined by Lender from time to time and, with respect to earthquake insurance, only if the probably maximum loss for all of the Improvements exceeds 20% of the appraised value of the Improvements, as reasonably determined by Lender.

Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-IX or better and are qualified or authorized by the Laws of the State to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding Subsections (a), (d), (e) and (f), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Lender without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower, (iii) shall provide that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to Lender, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration dates of each such policy, Borrower will deliver to Lender acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence satisfactory to Lender reflecting that all required insurance is current and in force. Borrower will immediately give Notice to Lender of any cancellation of, or change in, any insurance policy. Lender shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses. Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to Lender’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.

Section 4.5 Adjustment of Condemnation and Insurance Claims.

Borrower shall give prompt Notice to Lender of any Casualty or any Condemnation or threatened Condemnation. Lender is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith. In such case, Lender shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any and all of its Expenses. However, so long as no Event of Default has occurred and if any Casualty or Condemnation individually or in the aggregate is less than $250,000 in Claims, and if Borrower is diligently pursuing its rights and remedies with respect to a Claim, then Lender shall allow Borrower to make proof of loss for or settle or compromise such Claim. Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim subject to Lender’s approval, which approval shall not be unreasonably withheld or delayed. If, prior to the receipt by Lender of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the Mortgage, Lender shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the Mortgage shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Lender for its Expenses. If any Condemnation Awards or Insurance Proceeds are paid to Borrower, Borrower shall receive the same in trust for Lender. Within ten (10) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds, Borrower shall deliver such awards or proceeds to Lender in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Lender. Borrower agrees to execute and deliver from time to time, upon the request of Lender, such further instruments or documents as may be requested by Lender to confirm the grant and assignment to Lender of any Condemnation Awards or Insurance Proceeds.

Section 4.6 Utilization of Net Proceeds.

(a) Net Proceeds must be utilized either for payment of the Obligations or for the restoration of the Property. Net Proceeds may be utilized for the restoration of the Property only if no Default or Event of Default shall exist and only if in the reasonable judgment of Lender (i) there has been no material adverse change in the financial viability of the Improvements, (ii) the Net Proceeds, together with other funds deposited with Lender for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Lender, (iii) the restoration can be completed prior to the final maturity of the Loan and prior to the date required by any permanent loan commitment or any purchase and sale agreement or by any Lease, and (iv) following restoration, the Property will have a fair market value at least equal to its fair market value immediately prior to the Casualty or Condemnation. Otherwise, Net Proceeds shall be utilized for payment of the Obligations.

(b) If Net Proceeds are to be utilized for the restoration of the Property, the Net Proceeds, together with any other funds deposited with Lender for that purpose, must be deposited in a Borrower’s Deposit Account, which shall be an interest-bearing account, with all accrued interest to become part of Borrower’s deposit. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Borrower’s Deposit Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but Lender shall have no fiduciary duty with respect to such funds. Prior to the advance by Lender of any funds so deposited and the commencement of such restoration, Borrower shall take all steps necessary to avoid the imposition of any mechanics’ liens on the Property or the Improvements. Thereafter, Lender will advance the deposited funds from time to time to Borrower for the payment of costs of restoration of the Property upon presentation of evidence acceptable to Lender that such restoration has been completed satisfactorily and lien-free. If at any time Lender determines that there is a deficiency in the funds available in the Borrower’s Deposit Account to complete the restoration as contemplated, then Borrower will promptly deposit in the Borrower’s Deposit Account additional funds equal to the amount of the deficiency. Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account. Borrower grants to Lender a security interest in the Borrower’s Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. The Borrower’s Deposit Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section. To the extent permitted by Law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

Section 4.7 Management.

Borrower at all times shall provide for the competent and responsible management and operation of the Property by an Approved Manager. Any management contract or contracts affecting the Property must be approved in writing by Lender prior to the execution of the same.

Section 4.8 Books and Records; Financial Statements.

Borrower shall provide or cause to be provided to Lender all of the following:

(a) For each calendar quarter (and for the calendar year through the end of that quarter) (A) unaudited property operating reports which include all income and expenses in connection with the Property, and (B) rent rolls, as soon as reasonably practicable but in any event within sixty (60) days after the end of each such calendar quarter. Items provided under this paragraph shall be in form and detail satisfactory to Lender.

(b) Annual Financial Statements of Guarantor for each fiscal year of Guarantor, as soon as reasonably practicable and in any event within one hundred twenty (120) days after the close of each fiscal year.

(c) Compliance certificates evidencing Borrower’s compliance with the financial covenants of Borrower set forth in Schedule 8, such certificates to be in such form, and be accompanied by such supporting information, as Lender shall specify and delivered by Borrower within sixty (60) days after each Determination Date.

(d) Compliance certificates evidencing Guarantor’s compliance with the financial covenants of Guarantor set forth in Schedule 8, such certificates to be in such form, and be accompanied by such supporting information, as Lender shall specify and delivered by Borrower within one hundred twenty (120) days after the end of each fiscal year of Guarantor.

(e) From time to time promptly after Lender’s request, such additional information, reports and statements respecting the Property and the Improvements, or the business operations and financial condition of each reporting party, as Lender may reasonably request.

Borrower will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of the Property and the operation thereof. All Financial Statements shall be in form and detail satisfactory to Lender (Lender hereby acknowledging that so long as Guarantor’s annual Financial Statements comply with all state and federal securities laws applicable to Guarantor, such form will be satisfactory to Lender) and shall contain or be attached to the signed and dated written certification of the reporting party in form specified by Lender to certify that the Financial Statements are furnished to Lender in connection with the extension of credit by Lender and constitute a true and correct statement of the reporting party’s financial position. All certifications and signatures on behalf of corporations, partnerships, limited liability companies or other entities shall be by a representative of the reporting party satisfactory to Lender. All Financial Statements for a reporting party who is an individual shall be on Lender’s then-current personal financial statement form or in another form satisfactory to Lender. All fiscal year-end Financial Statements of Guarantor shall be audited and certified, without any qualification or exception not acceptable to Lender, by independent certified public accountants acceptable to Lender, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation. All quarterly Financial Statements may be prepared by the applicable reporting party and shall include a minimum of a balance sheet, income statement, and statement of cash flow. Borrower shall provide, upon Lender’s request, convenient facilities for the audit and verification of any such statement. Additionally, Borrower will provide Lender at Borrower’s expense with all evidence that Lender may from time to time reasonably request as to compliance with all provisions of the Loan Documents. Borrower shall promptly notify Lender of any event or condition that could reasonably be expected to have a material adverse change in the financial condition of Borrower, of Guarantor (if known by Borrower), or in the construction progress of the Improvements.

Section 4.9 Estoppel Certificates.

Within ten (10) Banking Days after any request by Lender or a proposed assignee or purchaser of the Loan or any interest therein, Borrower shall certify in writing to Lender, or to such proposed assignee or purchaser, the then unpaid balance of the Loan and whether Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.

Section 4.10 Taxes; Tax Receipts.

Borrower shall pay and discharge all Taxes prior to the date on which penalties are attached thereto unless and to the extent only that such Taxes are contested in accordance with the terms of the Mortgage. If Borrower fails, following demand, to provide Lender the tax receipts required under the Mortgage, without limiting any other remedies available to Lender, Lender may, at Borrower’s sole expense, obtain and enter into a tax services contract with respect to the Property with a tax reporting agency satisfactory to Lender.

Section 4.11 Lender’s Rights to Pay and Perform.

If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Lender, without Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower. Lender may enter upon the Property for that purpose and take all action thereon as Lender considers necessary or appropriate.

Section 4.12 Reimbursement; Interest.

If Lender shall incur any Expenses or pay any Claims by reason of the Loan or the rights and remedies provided under the Loan Documents (regardless of whether or not any of the Loan Documents expressly provide for an indemnification by Borrower against such Claims), Lender’s payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Lender on demand, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Loan under the terms of the Note. Each advance arising out of the Environmental Agreement shall be unsecured. All other advances shall be secured by the Mortgage and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such advance is made. Notwithstanding the foregoing, however, in any action or proceeding to foreclose the Mortgage or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.

Section 4.13 Notification by Borrower.

Borrower will promptly give Notice to Lender of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents. Borrower will also promptly give Notice to Lender of any claim of a default by Borrower, or any claim by Borrower of a default by any other party, under any property management contract or any Lease.

Section 4.14 Indemnification by Borrower.

Borrower agrees to indemnify Lender and to hold Lender harmless from and against, and to defend Lender by counsel approved by Lender against, any and all Claims directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Loan, including any Claim arising out of or resulting from (a) any construction activity at the Property, including any defective workmanship or materials; (b) any failure by Borrower to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to the Property, including any agreement with a broker or “finder” in connection with the Loan or other financing of the Property; (c) any failure by Borrower to observe and perform any of the obligations imposed upon the landlord under the Leases; (d) any other Default or Event of Default hereunder or under any of the other Loan Documents; or (e) any assertion or allegation that Lender is liable for any act or omission of Borrower or any other Person in connection with the ownership, development, financing, leasing, operation or sale of the Property; provided, however, that Borrower shall not be obligated to indemnify Lender with respect to any Claim arising solely from the gross negligence or willful misconduct of Lender. The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Loan and shall survive the repayment of the Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Lender to enforce the rights and remedies of Lender hereunder or under the other Loan Documents.

Section 4.15 Fees and Expenses.

Borrower shall pay all fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents. Without limitation of the foregoing, Borrower will pay, when due, and if paid by Lender will reimburse Lender on demand for, all fees and expenses of any construction inspector (if any), the title insurer, environmental engineers, appraisers, surveyors and Lender’s counsel in connection with the closing, administration, modification or any “workout” of the Loan, or the enforcement of Lender’s rights and remedies under any of the Loan Documents; provided that Borrower shall not be obligated for any cost of any construction consultant (a) for any construction project, the reasonably anticipate total cost of which is below $1,000,000, or (b) in excess of $15,000 in the aggregate for any single construction project, except to the extent any such excess amounts are a result of (i) the construction consultant in good faith being required by Lender to perform services above and beyond its customary and typical scope of services because of a defect or problem with the construction or (ii) the work of the construction consultant is in connection with or a result of a Default.

Section 4.16 Appraisals.

Lender may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Lender, from a third-party appraiser satisfactory to, and engaged directly by, Lender. The cost of one such appraisal, including any costs for internal review thereof, obtained by Lender in each calendar year and the cost of each such appraisal obtained by Lender following the occurrence of an Event of Default shall be borne by Borrower and shall be paid by Borrower on demand.

Section 4.17 Leasing and Tenant Matters.

Borrower shall comply with the terms and conditions of Schedule 4 in connection with the leasing of space within the Improvements. In addition, Borrower shall deposit with Lender on the date of Borrower’s receipt thereof any and all termination fees or other similar funds paid by tenant in connection with any tenant’s election to exercise an early termination option contained in its respective Lease or otherwise at the Property (the “Termination Fee Deposit”). Lender shall have the right, in its sole and absolute discretion, at any time when an uncured Event of Default exists, to either (a) make the Termination Fee Deposit available to reimburse Borrower for Tenant Improvements and Leasing Commissions paid with respect to reletting the vacated space at the Property which shall be disbursed in accordance with the terms and conditions of Schedule 2 attached hereto, or (b) apply the Termination Fee Deposit to repay a portion of the outstanding principal balance of the Loan in accordance with Section 4 of the Note at any time when an unsecured Event of Default exists; provided that if no uncured Event of Default exists Lender shall make the Termination Fee Deposit available for the purposes specified in clause (a).

Section 4.18 Preservation of Rights.

Borrower shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s business thereon or therefrom.

Section 4.19 Income from Property.

Borrower shall first apply all income derived from the Property, including all income from Leases, to pay costs and expenses incurred in connection with the ownership, maintenance, operation and leasing of the Property which are currently due and payable, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. No such income shall be distributed or paid to any member, partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, unless and until all such costs and expenses which are then due shall have been paid in full.

Section 4.20 Representations and Warranties.

Borrower shall take all actions and shall do all things necessary or desirable to cause all of Borrower’s representations and warranties in this Agreement to be true and correct at all times.

Section 4.21 Deposit Accounts; Principal Depository.

Borrower shall maintain with Lender all deposit accounts related to the Property at all times that Bank of America, N.A., is the lender hereunder, including all operating accounts, any reserve or escrow accounts, any accounts from which Borrower may from time to time authorize Lender or Swap Counterparty to debit payments due on the Loan and any Swap Contracts, and any lockbox, cash management or other account into which tenants are required from time to time to pay rent. Borrower hereby grants to Lender a security interest in the foregoing accounts and deposit accounts. Without limiting the generality of the foregoing, Borrower shall maintain Bank of America, N.A. as its principal depository bank at all times that Bank of America, N.A., is the lender hereunder, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 4.22 Intentionally Omitted.

Section 4.23 Intentionally Omitted.

Section 4.24 Swap Contracts.

In the event that Borrower shall elect to enter into a Swap Contract with Swap Counterparty, Borrower shall comply with all of the terms and conditions of Schedule 7 with respect to all Swap Contracts.

Section 4.25 Financial Covenants

Borrower and Guarantor shall comply with the terms and conditions of Schedule 8 with respect to financial covenants as described therein.

Section 4.26 Intentionally Omitted.

Section 4.27 Separateness.

(a) The sole purpose to be conducted or promoted by Borrower shall be to: (i) engage in the acquisition, ownership, leasing, operation, management, maintenance, redevelopment, renovation, refurbishment, rehabilitation, altering and improvement of the Property, (ii) enter into and perform its obligations under the Loan Documents; (iii) sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and (iv) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b) Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, and in addition to the other restrictions on the activities of Borrower set forth in the Loan Documents, Borrower shall not: (i) guarantee any obligation of any person or entity, including any affiliate, or become obligated for the debts of any other person or entity or hold out its credit as being available to pay the obligations of any other person or entity; (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section; (iii) engage in any dissolution (unless occurring as a matter of Applicable Law), liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business; (iv) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (v) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; or (vi) own any material asset or property other than the Property and incidental personal and intangible property necessary for or incidental to the ownership or operation of the Property.

(c) In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any affiliate, Borrower shall observe the following covenants (collectively, the “Separateness Covenants”): (i) maintain books and records and bank accounts separate from those of any other person or entity; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii) comply with all organizational formalities necessary to maintain its separate existence; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (vi) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other person or entity except that Borrower’s assets may be included in a consolidated financial statement of its’ affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliate or any other person or entity; (vii) except to the extent that the Borrower is a treated as a disregarded entity, prepare and file its own tax returns separate from those of any person or entity to the extent required by applicable law, and pay any taxes required to be paid by applicable law; (viii) allocate and charge fairly and reasonably any common employee or overhead shared with affiliates; (ix) other than capital contributions and distributions permitted under the terms of its organizational documents, not enter into any transaction with any affiliate, except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements; (x) conduct business in its own name, and use separate stationery, invoices and checks bearing its own name; (xi) not assume, guarantee or pay the debts or obligations of any other person or entity other than any other entity comprising Borrower; (xii) not permit any affiliate (other than any other entity comprising Borrower ) to guarantee or pay its obligations (other than limited guarantees and indemnities pursuant to the Loan Documents and in connection with a sale of the Property); (xiii) not make loans or advances to any other person or entity other than any other entity comprising Borrower; (xiv) pay its liabilities and expenses out of and to the extent of its own funds, provided, however, nothing shall require the funding of any additional capital contributions to such entity; (xvi) endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner or other Person to make additional capital contributions to Borrower and there shall be no breach of this clause (xvi) solely as a result of insufficient revenues from the Property ; and (xviii) endeavor to cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.

The failure of Borrower to comply with any of the covenants contained in this Section or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

(d) Borrower covenants and agrees to incorporate the provisions contained in this Section into Borrower’s organizational documents and Borrower agrees not to amend, modify or otherwise change its organizational documents with respect to the provisions of this Section.

Section 4.28 Post-Closing Covenants.

To the extent not already delivered to Lender as of the date hereof, Borrower shall use commercially reasonable efforts to deliver to Lender, within sixty (60) days after the closing, (a) estoppel certificates from tenants who lease, in the aggregate, eighty percent (80) of the net rentable area of the Improvements, and (b) a subordination, non-disturbance and attornment agreement from Biosense Webster Inc. with respect to the RIF I – Irwindale Mortgage.

Borrower’s failure to deliver any such estoppel certificate or such subordination, non-disturbance and attornment agreement within said sixty (60) day period shall constitute an Event of Default hereunder. Borrower shall deliver each estoppel certificate and such subordination, non-disturbance and attornment agreement to Lender at the following address: Bank of America, N.A., 333 South Hope Street, 20th Floor, Los Angeles, California 90071, Attention: Julie Elterman.

Article V

Negative Covenants.

Borrower covenants as of the date hereof and until such time as all Obligations shall be paid and performed in full, that:

Section 5.1 Conditional Sales.

Without the prior written consent of Lender (which consent shall not be unreasonably withheld provided no uncured Event of Default then exists), Borrower shall not incorporate in the Improvements any property acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, in an amount in excess of $250,000 in the case of any single contract or lease or $2,000,000 in the aggregate with respect to all such contracts and leases in effect at any time.

Section 5.2 Insurance Policies and Bonds.

Borrower shall not do or permit to be done anything that would affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond given in connection with any construction at the Property, including any construction of tenant improvements.

Section 5.3 Commingling.

Neither RIF I – Don Julian, LLC, RIF I – Lewis Road, LLC, RIF I – Oxnard, LLC, RIF I – Walnut, LLC, Rexford Business Center – Fullerton, LLC, RIF II – Kaiser, LLC, nor RIF III – Irwindale, LLC shall commingle their funds and other assets with each other’s fund or other assets or with those of any other Affiliate or any other Person.

Section 5.4 Additional Debt.

Borrower shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) the Loan, and (b) advances or trade debt or accrued expenses incurred in the ordinary course of business of operating the Property and unsecured indebtedness borrowed from Guarantor in an aggregate amount not to exceed at any time five percent (5%) of the original principal balance of the Loan. No other debt may be secured by the Property, whether senior, subordinate or pari passu.

Article VI

Events of Default.

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:

Section 6.1 Payment Default.

Borrower fails to pay any Obligation under this Agreement when due, whether on the scheduled due date or upon acceleration, maturity or otherwise.

Section 6.2 Default Under Other Loan Documents.

An Event of Default (as defined therein) occurs under the Note or the Mortgage or any other Loan Document, or Borrower or Guarantor fails to promptly pay, perform, observe or comply with any term, obligation or agreement contained in any of the Loan Documents (within any applicable grace or cure period).

Section 6.3 Accuracy of Information; Representations and Warranties.

Any information contained in any financial statement, schedule, report or any other document delivered by Borrower, Guarantor or any other Person to Lender in connection with the Loan proves at any time not to be in all material respects true and accurate, or Borrower, Guarantor or any other Person shall have failed to state any material fact or any fact necessary to make such information not misleading, or any representation or warranty contained in this Agreement or in any other Loan Document or other document, certificate or opinion delivered to Lender in connection with the Loan, proves at any time to be incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed pursuant to the terms of this Agreement; provided that if such statement, representation or warranty was not knowingly or negligently false, misleading or erroneous, then Borrower shall have a thirty (30) day period in which to remedy the underlying condition which caused such statement, representation or warranty to be so false, misleading or erroneous.

Section 6.4 Deposits.

Borrower fails to deposit funds with Lender, in the amount requested by Lender, pursuant to the provisions of Section 4.6, within ten (10) days from the effective date of a Notice from Lender requesting such deposit, or Borrower fails to deliver to Lender any Condemnation Awards or Insurance Proceeds within ten (10) days after Borrower’s receipt thereof.

Section 6.5 Insurance Obligations.

Borrower fails to promptly perform or comply with any of the covenants contained in the Loan Documents with respect to maintaining insurance, including the covenants contained in Section 4.4.

Section 6.6 Other Obligations.

Borrower fails to promptly perform or comply with any of the Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article), and such failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrower, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender.

Section 6.7 Damage to Improvements.

The Improvements are substantially damaged or destroyed by fire or other casualty and Lender determines that the Improvements cannot be restored in accordance with the terms and provisions of this Agreement and the Mortgage.

Section 6.8 Lapse of Permits or Approvals.

Any permit, license, certificate or approval that Borrower is required to obtain with respect to any construction activities at the Property or the operation, leasing or maintenance of the Improvements or the Property lapses or ceases to be in full force and effect and Borrower does not commence efforts to reinstate or replace such permit, license, certificate or approval within five (5) Banking Days after Borrower becomes aware of such lapse or cessation and diligently pursues such reinstatement or replacement to completion

Section 6.9 Mechanic’s Lien.

A lien for the performance of work or the supply of materials filed against the Property, or any stop notice served on Borrower, any contractor of Borrower, or Lender, remains unsatisfied or unbonded for a period of sixty (60) days after the date of filing or service.

Section 6.10 Bankruptcy.

Borrower, any manager of Borrower, any Guarantor, Rexford L.P., or any general partner of Rexford L.P., files a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against Borrower, Rexford L.P., any manager of Borrower, or any Guarantor and such involuntary bankruptcy petition continues undismissed for a period of sixty (60) days after the filing thereof.

Section 6.11 Appointment of Receiver, Trustee, Liquidator.

Borrower, any manager of Borrower, any Guarantor, Rexford L.P., or any general partner of Rexford L.P., applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, any manager of Borrower, any Guarantor, Rexford L.P., any general partner of Rexford L.P., the Property, or all or substantially all of the other assets of Borrower, any manager of Borrower, any Guarantor, Rexford L.P., or any general partner of Rexford L.P., or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, any manager of Borrower, any Guarantor, Rexford L.P., any general partner of Rexford L.P., the Property, or all or substantially all of the other assets of Borrower, any manager of Borrower, any Guarantor, Rexford L.P., or any general partner of Rexford L.P..

Section 6.12 Inability to Pay Debts.

Borrower or any Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

Section 6.13 Judgment.

A final nonappealable judgment for the payment of money involving more than $250,000 is entered against Borrower or any Guarantor, and Borrower or such Guarantor fails to discharge the same, or fails to cause it to be discharged or bonded off to Lender’s satisfaction, within thirty (30) days from the date of the entry of such judgment.

Section 6.14 Dissolution; Change in Business Status.

Unless the written consent of Lender is previously obtained, all or substantially all of the business assets of Borrower or any Guarantor are sold, Borrower or any Guarantor is dissolved, or there occurs any change in the form of business entity through which Borrower or any Guarantor presently conducts its business or any merger or consolidation involving Borrower or any Guarantor.

Section 6.15 Default Under Other Indebtedness.

Borrower or any Guarantor fails to pay any indebtedness (other than the Loan) owed by Borrower or such Guarantor to Lender when and as due and payable (whether by acceleration or otherwise).

Section 6.16 Intentionally Omitted.

Section 6.17 Change in Controlling Interest.

Without the prior written consent of Lender (which consent may be conditioned, among other matters, on the issuance of a satisfactory endorsement to the title insurance policy insuring Lender’s interest under the Mortgage), and except as otherwise permitted pursuant to the provisions of Section 8.7(c), the controlling interest in Borrower ceases to be directly or indirectly owned by Guarantor.

Section 6.18 Material Adverse Change.

In the reasonable opinion of Lender, the prospect of payment or performance of all or any part of the Obligations has been materially impaired from that existing on the date of the closing of the Loan because of a material adverse change in the financial condition, results of operations, business or properties of Borrower or Guarantor or any other Person liable for the payment or performance of any of the Obligations when taken as a whole.

Section 6.19 Intentionally Omitted.

Section 6.20 Intentionally Omitted.

Article VII

Remedies on Default.

Section 7.1 Remedies on Default.

Upon the happening of any Event of Default, Lender shall have the right, in addition to any other rights or remedies available to Lender under the Mortgage or any of the other Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:

(a) Lender may accelerate all of Borrower’s Obligations under the Loan Documents , whether or not matured and regardless of the adequacy of any other collateral securing the Loan, whereupon such Obligations shall become immediately due and payable, without notice of default, acceleration or intention to accelerate, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower).

(b) Lender may apply to any court of competent jurisdiction for, and obtain appointment without bond of, a receiver for the Property.

(c) Lender may set off the amounts due to Lender under the Loan Documents, whether or not matured and regardless of the adequacy of any other collateral securing the Loan, against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(d) Lender may enter into possession of the Property and perform any and all work and labor necessary to complete any construction at the Property, including any construction of tenant improvements, and to employ watchmen to protect the Property and the Improvements. All sums expended by Lender for such purposes shall be deemed to have been advanced to Borrower under the Note and shall be secured by the Mortgage. For this purpose, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution, which power is coupled with an interest and cannot be revoked, to complete the work in the name of Borrower, and hereby empowers said attorney or attorneys, in the name of Borrower or Lender:

(i) To use any funds of Borrower including any balance which may be held by Lender and any funds (if any) which may remain unadvanced hereunder for the purpose of completing any construction, including any construction of tenant improvements, whether or not in the manner called for in the applicable plans and specifications;

(ii) To make such additions and changes and corrections to any plans and specifications as shall be necessary or desirable in the judgment of Lender to complete any construction, including any construction of tenant improvements;

(iii) To employ such contractors, subcontractors, agents, architects and inspectors as shall be necessary or desirable for said purpose;

(iv) To pay, settle or compromise all existing bills and claims which are or may be liens against the Property, or may be necessary or desirable for the completion of the work or the clearance of title to the Property;

(v) To execute all applications and certificates which may be required in the name of Borrower;

(vi) To enter into, enforce, modify or cancel Leases and to fix or modify Rents on such terms as Lender may consider proper;

(vii) To file for record, at Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Lender in its sole and absolute discretion may consider necessary or desirable to protect its security;

(viii) To prosecute and defend all actions or proceedings in connection with any construction at the Property, including any construction of tenant improvements, and to take such actions and to require such performance as Lender may deem necessary; and

(ix) To do any and every act with respect to any such construction which Borrower may do in its own behalf.

(e) Lender may exercise any and all other rights and remedies under this Agreement, the Loan Documents or at Law, equity or otherwise.

Without limitation of the foregoing, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code (Title 11 of the United States Code, as in effect from time to time), any obligation of Lender to make advances shall automatically terminate, and the unpaid principal amount of the Loan outstanding and all interest and other amounts payable hereunder and under the Note and other Loan Documents shall automatically become due and payable, in each case without further act of Lender.

Section 7.2 No Release or Waiver; Remedies Cumulative and Concurrent.

Borrower shall not be relieved of any Obligation by reason of the failure of Lender to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Mortgage or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Lender to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of the Mortgage following any Event of Default as aforesaid, or any other option granted to Lender hereunder in any one or more instances, or the acceptance by Lender of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given by the Loan Documents to Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender. All notice and cure periods provided in this Agreement or in any Loan Document shall run concurrently with any notice or cure periods provided by Law.

Article VIII

Miscellaneous.

Section 8.1 Further Assurances; Authorization to File Documents.

At any time, and from time to time, upon request by Lender, Borrower will, at Borrower’s expense, (a) correct any defect, error or omission which may be discovered in the form or content of any of the Loan Documents, and (b) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the opinion of Lender, be necessary or desirable in order to complete, perfect or continue and preserve the lien of the Mortgage. Upon any failure by Borrower to do so, Lender may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Lender the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable. Without limitation of the foregoing, Borrower irrevocably authorizes Lender at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements deemed necessary or desirable by Lender to establish or maintain the validity, perfection and priority of the security interests granted in the Mortgage or hereunder, and Borrower ratifies any such filings made by Lender prior to the date hereof. In addition, at any time, and from time to time, upon request by Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Lender, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Lender.

Section 8.2 No Warranty by Lender.

By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement, including any certificate, Survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender.

Section 8.3 Standard of Conduct of Lender.

Nothing contained in this Agreement or any other Loan Document shall limit the right of Lender to exercise its business judgment or to act, in the context of the granting or withholding of any advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Lender’s exercise of its business judgment or action is made or undertaken in good faith. Borrower and Lender intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Lender’s duties and obligations are to be judged and the parameters within which Lender’s discretion may be exercised hereunder and under the other Loan Documents. As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.

Section 8.4 No Partnership.

Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender and Borrower and Lender shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 8.5 Severability.

In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Lender, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 8.6 Authorized Signers.

Lender is authorized to rely upon the continuing authority of the Authorized Signers to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including the submission of draw requests and the selection of interest rates. Such authorization may be changed only upon written notice addressed to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Business Days (as defined in the Note) following receipt thereof by Lender.

Section 8.7 Notices.

All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address set forth below (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

The address and fax number of Borrower are:

11620 Wilshire Boulevard, Suite 300

Los Angeles, California 90025

Fax Number: (310) 966-1690

The address and fax number of Lender are:

Bank of America, N.A.

333 So. Hope Street, 20th Floor

Los Angeles, California 90071

Attn: CREB Loan Administration

Fax Number: (949) 794-7424

Section 8.8 Permitted Successors and Assigns; Disclosure of Information

(a) Each and every one of the covenants, terms, provisions and conditions of this Agreement and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Lender, and shall apply to, bind and inure to the benefit of Lender and the endorsees, transferees, successors and assigns of Lender, and all Persons claiming under or through any of them.

(b) Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits of this Agreement, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Lender shall be void and of no effect. No consent by Lender to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.

(c) Subject to satisfaction of the conditions set forth in Sections 8.8(d) and 8.8(e), Lender may sell or offer to sell the Loan to one or more assignees. Additionally, Lender may (i) sell or offer to sell interests in the Loan by way of syndications, participations, commercial mortgage backed securities sales or similar transactions to one or more purchasers or participants, and (ii) assign the Loan or portions thereof or interests there in to Lender’s Affiliates, none of which shall be subject to the procedures or conditions set forth in Sections 8.8(d) and 8.8(e). In connection with any transaction or proposed transaction described in this Section 8.8(c), Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment, sale or participation, such assignee(s), purchaser(s), transferee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property (including environmental reports and assessments), Borrower, any of Borrower’s principals or any Guarantor, to any actual or prospective assignee or participant, to Lender’s Affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and the Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

(d) (i) If Lender intends to sell the Loan, either as a single loan or as part of a sale of a number of loans together (a “Pooled Loan Sale”) and no uncured Event of Default then exists, Lender shall give Borrower prior written notice thereof (an “Intent to Sell Notice”). Borrower will have ten (10) Business Days after the giving of the Intent to Sell Notice to submit an irrevocable offer to purchase the Loan (an “Loan Purchase Offer”) at a price (the “Loan Purchase Price”) specified in the Loan Purchase Offer. If an uncured Event of Default then exists, Lender shall not be required to follow the procedures, and Borrower shall not have the rights, set forth in this Section 8.8(d).

(ii) If Lender desires to accept Borrower’s Loan Purchase Offer it may do so by written notice to Borrower given within ten (10) Business Days after the date on which Lender gives the Loan Purchase Offer. Lender’s failure to give written notice of its acceptance of the Loan Purchase Offer within such ten (10) Business Day period shall be deemed Lender’s rejection of Borrower’s Loan Purchase Offer.

(iii) If Lender timely accepts Borrower’s Loan Purchase Offer, then the Loan will be sold to Borrower or, at Borrower’s option and subject to Borrower’s compliance with and satisfaction of all of Lender’s know-your-customer requirements, all anti-money laundering rules and regulations, including the Act, and similar regulatory requirements, to an Affiliate of Borrower, for the Purchase Price as follows:

(A) Within three (3) Banking Days after Lender gives Borrower written notice that Lender has accepted the Loan Purchase Offer, Borrower shall deposit an amount equal to five percent (5%) of the Purchase Price in immediately available funds with Lender (the “Loan Purchase Deposit”);

(B) The Loan will be sold on an as-is, all cash basis without representation or warranty, provided that the closing of the sale of the Loan shall constitute Lender’s representation and warranty to Borrower that Lender owns the Loan and has the power and right to sell the Loan;

(C) The closing of the sale of the Loan will occur on the date (the “Loan Purchase Closing Date”) which is thirty (30) days after the date on which Lender gives Borrower written notice of the acceptance of Borrower’s Loan Purchase Offer (time being of the essence in the closing); and

(D) On the Loan Purchase Closing Date (I) Borrower or Borrower’s Affiliate shall deliver to Lender the balance of the Loan Purchase Price, accrued unpaid interest on the Loan through the Loan Purchase Closing Date, and an executed counterpart original of an assignment and assumption agreement (by which Lender assigns the Loan and the Loan Documents to Borrower or Borrower’s Affiliate assumes Lender’s obligations thereunder), and (II) following Lender’s receipt from Borrower or Borrower’s Affiliate of the items described in clause (I), Lender shall deliver to Borrower (aa) an executed original of an allonge to the Note, (bb) an executed counterpart original of the assignment and assumption agreement, (cc) the full amount of any reserves or deposits held by Lender in connection with the Loan, and (dd) the original Loan Documents and Lender’s title insurance policies insuring the Mortgage or, to the extent originals are not available, copies (if a copy of any Note is provided in lieu of an original thereof, it shall be accompanied with an affidavit of lost note duly executed by Lender).

(iv) If Lender timely accepts Borrower’s Loan Purchase Offer and Borrower (or Borrower’s Affiliate) breaches its obligations with respect to the purchase of the Loan under this Section 8.8(d), including by failing to timely pay the Loan Purchase Price to Lender, then (I) all of Borrower’s rights under this Section 8.8(d) and under Section 8.8(e) shall automatically and permanently terminate and be of no further force or effect, and (II) Lender shall be entitled to retain the Loan Purchase Deposit as liquidated damages. Borrower and Lender agree that Lender’s actual damages would be difficult or impossible to determine if the sale of the Loan as contemplated by this Section 8.8(d) does not close because of a default by Borrower in the performance of its obligations hereunder, and the amount of the Loan Purchase Deposit is the best estimate of the amount of damages Lender would suffer. Borrower and Lender witness their agreement to this liquidated damages and limitation of remedies provision by their execution below:

RIF I – DON JULIAN, LLC	RIF I – LEWIS ROAD, LLC	RIF I – OXNARD, LLC

RIF I – WALNUT, LLC	REXFORD BUSINESS CENTER – FULLERTON, LLC	RIF II – KAISER, LLC

RIF III – IRWINDALE, LLC		BANK OF AMERICA, N.A

(v) If Borrower does not timely make a Loan Purchase Offer, Borrower’s right to purchase the Loan pursuant to this Section 8.8(d) shall terminate and (subject to Lender’s compliance with the requirements of Section 8.8(e) below) Lender shall have the right to enter into an agreement to sell the Loan at any time during the six (6) month period following the date on which it gives its Loan Sale Notice to Borrower and thereafter close the sale of the Loan pursuant to such agreement free and clear of any rights of Borrower to purchase the Loan.

(vi) If Borrower timely makes a Loan Purchase Offer but Lender does not timely accept such Loan Purchase Offer, Borrower’s right to purchase the Loan pursuant to this Section 8.8(d) shall terminate and (subject to Lender’s compliance with the requirements of Section 8.8(e) below) Lender shall have the right to enter into an agreement to sell the Loan to a third party at any time during the six (6) month period following the date on which Lender gives its Loan Sale Notice to Borrower and to thereafter close the sale of the Loan pursuant to such agreement free and clear of any rights of Borrower to purchase the Loan; provided, however, that if the Loan is being sold as a single loan and not as part of a Pooled Loan Sale and Lender desires to enter into an agreement to sell the Loan at a price (the “Third Party Loan Purchase Price”) which is below the sum of (i) ninety-three percent (93%) of the Loan Purchase Price set forth in Borrower’s Loan Purchase Offer minus (ii) the amount of principal payments made by Borrower between the date of Borrower’s Loan Purchase Offer and the date on which the sale will be consummated, then before so selling the Loan Lender must give Borrower written notice thereof (which notice shall include the Third Party Loan Purchase Price) and Borrower will have ten (10) Banking Days after Lender’s giving of such notice to give Lender irrevocable written notice of its election to purchase the Loan at the Third Party Loan Purchase Price, and if Borrower gives written notice that it so elects to purchase the Loan, Lender shall sell the Loan to Borrower or Borrower’s Affiliate for the Third Party Loan Purchase Price but otherwise on the terms specified in Section 8.8(d)(iii).

(vii) If Borrower does not timely make a Loan Purchase Offer, or if Borrower timely makes a Loan Purchase Offer but Lender does not timely accept such Loan Purchase Offer, and Lender does not enter into an agreement to sell the Loan to a third party within the six (6) month period following the date on which it gives its Loan Sale Notice to Borrower, or if Lender enters into such an agreement within such time period but fails to thereafter close such sale, then the requirements of this Section 8.8(d) and Section 8.8(e) will apply to any subsequent sale of the Loan by Lender.

(viii) If Lender enters into an agreement to sell the Loan to a third party in accordance with the provisions of Section 8.8(d)(v) or 8.8)(d)(vi), upon the consummation of such sale all of Lender’s obligations and all of Borrower’s rights under this Section 8.8(d) and under Section 8.8(e) shall terminate and be of no further force or effect. For the avoidance of doubt, the provisions of this Section 8.8(d) and Section 8.8(e) shall not apply to any subsequent sale of the Loan by a party other than Lender.

(e) If Lender intends to sell the Loan, either as a single loan or as part of a Pooled Loan Sale, subject to the Borrower’s compliance with all of Lender’s requirements applicable to all potential purchasers (including satisfaction of all know-your-customer requirements and the execution of confidentiality agreements), Lender will provide Borrower with all marketing materials regarding the sale of Loan and Borrower will have the right to participate in the bidding process for sale of the Loan. If the Loan is included in a pool of loans to be sold together, any bid made by the Borrower must be for the entire pool being sold (i.e., Borrower shall have no right to bid for or purchase just the Loan). Any sale of the Loan (or pool of loans) to Borrower pursuant to such bidding process shall be consummated on the terms established through such bidding process. If Lender accepts Borrower’s bid, Borrower may (subject to Borrower’s compliance with and satisfaction of all of Lender’s know-your-customer requirements, all anti-money laundering rules and regulations, including the Act, and all similar regulatory requirements), assign its right to purchase the Loan or pool of loans, to an Affiliate of Borrower. The provisions of this Section 8.8(e) shall apply regardless of the presence or absence of an uncured Event of Default and regardless of whether or not Borrower makes a Loan Purchase Offer pursuant to Section 8.8(d).

(f) Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents, which evidence and/or secure the Loan, including under the Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents, which evidence and/or secure the Loan, and the provisions Sections 8.8(d) and 8.8(e) shall not apply to any such pledge or assignment or enforcement thereof.

Section 8.9 Modification; Waiver.

None of the terms or provisions of this Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

Section 8.10 Third Parties; Benefit.

All conditions to the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

Section 8.11 Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.

Section 8.12 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

Section 8.13 Signs; Publicity.

Borrower expressly authorizes Lender to prepare and to furnish to the news media for publication from time to time news releases with respect to the Property, specifically to include releases detailing Lender’s involvement with the financing of the Property.

Section 8.14 Governing Law.

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State.

Section 8.15 Time of Essence.

Time shall be of the essence for each and every provision of this Agreement of which time is an element.

Section 8.16 Electronic Communications.

(a) Electronic Transmission of Data. Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement.

(b) Borrower Controlled Websites. Borrower may elect to deliver documentation required pursuant to the Closing Checklist or Schedule 2 hereof electronically, and if so delivered, such documentation shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Borrower’s signature page to this Agreement; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender; provided that: (i) Borrower shall deliver paper copies of such documents to Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Lender, and (ii) Borrower shall notify Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Borrower agrees that in the event that Borrower would like to update or revise a document previously posted to the Borrower controlled website, Borrower shall notify Lender (by facsimile or electronic mail) that such document has been revised and an updated version has been posted.

(c) Assumption of Risks; Indemnification. Borrower acknowledges and agrees that (i) there are risks associated with the use of electronic transmission and Borrower controlled websites and that Lender does not control the method of transmittal, the service providers or the operational or technical issues that could occur; (ii) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such electronic transmission of data or Borrower controlled website, or any operational or technical issues that may occur with the electronic transmission of data or the Borrower controlled website; and (iii) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data or the Borrower controlled website.

Section 8.17 Dispute Resolution Provision.

This Section is referred to as the “Dispute Resolution Provision.” Lender and Borrower (and any other party to this Agreement) agree that this Dispute Resolution Provision is a material inducement for their entering into this Agreement.

(a) Scope. This Dispute Resolution Provision concerns the resolution of any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses (collectively, a “Claim” or “Claims”) between Lender, on the one hand, and Borrower and/or any obligor, on the other hand (each side being, for the purposes of this Dispute Resolution Provision, a “Party” and the two sides together being the “Parties”), regardless of whether based on federal, state, or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether foreseen or unforeseen, suspected or unsuspected, or fixed or contingent at the time of this Agreement, including but not limited to Claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions, or modifications); or (ii) any document related to this Agreement. For purposes of this Dispute Resolution Provision only, the terms “Lender” or “Party” or “Parties” (to the extent referring to or including Lender) shall include any parent corporation, subsidiary or affiliate of Lender, and the terms “Borrower” or “Party” or “Parties” (to the extent referring to or including Borrower) shall include any parent corporation, subsidiary or affiliate of Borrower, as applicable.

(b) Judicial Reference. Any Claim brought by any Party in a California state court shall be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice of the California state court system. The referee(s) shall be selected by mutual written agreement of the Parties. If the Parties do not agree, the referee(s) shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 640. The referee(s) shall hear and determine all issues relating to the Claim, whether of fact or of law, and shall do so in accordance with the Laws of the State of California, and shall report a statement of decision. The referee(s) shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable and legal orders that will be binding on the Parties, and rule on any motion which would be authorized in court litigation, including motions to dismiss, for summary judgment, or for summary adjudication. The referee(s) shall award legal fees and costs (including the fees of the referee(s)) relating to the judicial reference proceeding, and to any related litigation or arbitration, in accordance with the terms of this Agreement. The award that results from the decision of the referee(s) shall be entered as a judgment in the court that appointed the referee(s), in accordance with the provisions of California Code of Civil Procedure Sections 644(a). Pursuant to California Code of Civil Procedure Sections 645, the Parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(c) Arbitration Provisions. The Parties agree that judicial reference pursuant to Subsection (b) above is the preferred method of dispute resolution of all Claims, when available. The Parties therefore agree that injunctive relief, including a temporary restraining order, without the posting of any bond or security, shall be appropriate to enjoin the prosecution of any arbitration proceeding where the Claims at issue become subject to (and as long as they remain subject to) judicial reference pursuant to Subsection (b) above, provided that, subject to the provisions of Subsection (g) below, a Party moves for such relief within thirty (30) days of its receipt of a demand for arbitration of a Claim. However, with respect to any Claim brought in a forum other than a California state court, or brought in a California state court but judicial reference pursuant to Subsection (b) above is not available or enforced by the court, subject to the provisions of Subsection (g) below, the arbitration provisions in this Subsection (c) (collectively, the “Arbitration Provisions”) shall apply to the Claim. In addition, if either of the Parties serves demand for arbitration of a Claim in accordance with these Arbitration Provisions, and the other Party does not move to enjoin the arbitration proceeding within thirty (30) days of receipt of the demand, the right to judicial reference shall be waived and, subject to the provisions of Subsection (g) below, the Claim shall remain subject to these Arbitration Provisions thereafter. The inclusion of these Arbitration Provisions in this Agreement shall not otherwise be deemed as any limitation or waiver of the judicial reference provisions. The Arbitration Provisions are as follows:

(i) For any Claim for which these Arbitration Provisions apply, the Parties agree that at the request of any Party to this Agreement, such Claim shall be resolved by binding arbitration. The Claims shall be governed by the Laws of the State of California without regard to its conflicts of law principles. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Act”), shall apply to the construction, interpretation, and enforcement of these Arbitration Provisions, as well as to the confirmation of or appeal from any arbitration award.

(ii) Arbitration proceedings will be determined in accordance with the Act, the then-current Commercial Finance rules and procedures of the American Arbitration Association or any successor thereof (“AAA”) (or any successor rules for arbitration of financial services disputes), and the terms of these Arbitration Provisions. In the event of any inconsistency, the terms of these Arbitration Provisions shall control. The arbitration shall be administered by the Parties and not the AAA and shall be conducted, unless otherwise required by Law, at a location selected solely by Lender in any U.S. state where real or tangible personal property collateral for this credit is located or where Borrower has a place of business. If there is no such state, Lender shall select a location in California.

(iii) If aggregate Claims are One Million Dollars ($1,000,000) or less:

(A) All issues shall be heard and determined by one neutral arbitrator. The arbitrator shall have experience with commercial financial services disputes and, if possible, prior judicial experience, and shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by Lender. If the AAA “Arbitrator Select: List and Appointment” process is unavailable, Lender shall initiate any successor process offered by the AAA or a similar process offered by any other nationally recognized alternative dispute resolution organization.

(B) Unless the arbitrator has a dispositive motion under advisement or unforeseeable and unavoidable conflicts arise (as determined by the arbitrator), all arbitration hearings shall commence within ninety (90) days of the appointment of the arbitrator, and under any circumstances the award of the arbitrator shall be issued within one hundred twenty (120) days of the appointment of the arbitrator.

(C) A Party shall be entitled to take no more than two (2) fact depositions, one or both of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed twenty (20) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator and shall be responded to within twenty-one (21) days of service.

(iv) If aggregate Claims exceed One Million Dollars ($1,000,000):

(A) The issues shall be heard and determined by one neutral arbitrator selected as above unless either Party requests that all issues be heard and determined by three (3) neutral arbitrators. In that event, each Party shall select an arbitrator with experience with commercial financial services disputes, and the two arbitrators shall select a third arbitrator, who shall have prior judicial experience. If the arbitrators cannot agree, the third arbitrator shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by Lender.

(B) Unless the arbitrator(s) have a dispositive motion under advisement or other good cause is shown (as determined by the arbitrator(s)), all arbitration hearings shall commence within one hundred twenty (120) days of the appointment of the arbitrator(s), and under any circumstances the award of the arbitrator(s) shall be issued within one hundred eighty (180) days of the appointment of the arbitrator(s).

(C) A Party shall be entitled to take no more than five (5) fact depositions, one or more of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(D) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed thirty (30) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator(s) and shall be responded to within twenty-one (21) days of service.

(v) Where a Party intends to rely upon the testimony of an expert on an issue for which the Party bears the burden of proof, the expert(s) must be disclosed within thirty (30) days following the appointment of the arbitrator(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B). The arbitrator(s) shall exclude any expert not disclosed strictly in accordance herewith. The other Party shall have the right within thirty (30) days thereafter to take the deposition of the expert(s) (upon payment of the expert’s reasonable fees for the in-deposition time), and to identify rebuttal expert(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B).

(vi) The arbitrator(s) shall consider and rule on motions by the Parties to dismiss for failure to state a claim; to compel; and for summary judgment, in a manner substantively consistent with the corresponding Federal Rules of Civil Procedure. The arbitrator(s) shall enforce the “Apex” doctrine with regard to requested depositions of high-ranking executives of both Parties. The arbitrator(s) shall exclude any Claim not asserted within thirty (30) days following the demand for arbitration. This shall not prevent a Party from revising the calculation of damages on any existing theory. All discovery shall close at least one (1) week before any scheduled hearing date, and all hearing exhibits shall have been exchanged by the same deadline or they shall not be given weight by the arbitrator(s).

(vii) The arbitrator(s) will give effect to applicable statutes of limitations in determining any Claim and shall dismiss the Claim if it is barred by the statutes of limitations. For purposes of the application of any statutes of limitations, the service of a written demand for arbitration or counterclaim pursuant to the notice section of this Agreement is the equivalent of the filing of a lawsuit. At the request of any Party made at any time, including at confirmation of an award, the resolution of a statutes of limitations defense to any Claim shall be decided de novo by a court of competent jurisdiction rather than by the arbitrator(s). Otherwise, any dispute concerning these Arbitration Provisions or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as otherwise set forth in this Dispute Resolution Provision.

(viii) The arbitrator(s) shall have the power to award legal fees and costs relating to the arbitration proceeding and any related litigation or arbitration, pursuant to the terms of this Agreement. The arbitrator(s) shall provide a written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(ix) The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter to require submittal of the Claims to arbitration.

(x) The arbitration proceedings shall be private. All documents, transcripts, and filings received by any Party shall not be disclosed by the recipient to any third parties other than attorneys, accountants, auditors, and financial advisors acting in the course of their representation, or as otherwise ordered by a court of competent jurisdiction. Any award also shall be kept confidential, although this specific requirement shall be void once the award must be submitted to a court for enforcement. The Parties agree that injunctive relief, including a temporary restraining order, from a trial court is the appropriate relief for breach of this Subsection, and they waive any security or the posting of a bond as a requirement for obtaining such relief.

(d) Self-Help. This Dispute Resolution Provision does not limit the right of any Party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(e) Class Action Waiver. Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided, or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(f) Jury Waiver. By agreeing to judicial reference or binding arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by Law in respect of any Claim. Furthermore, without intending in any way to limit the provisions hereof, to the extent any Claim is not submitted to judicial reference or arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by Law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided, or found unenforceable. WHETHER THE CLAIM IS DECIDED BY JUDICIAL REFERENCE, BY ARBITRATION, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS DISPUTE RESOLUTION PROVISION IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE.

(g) Real Property Secured Claim. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event shall the Arbitration Provisions apply to any Claim if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to Lender secured by real property. In this case, all of the parties to this Agreement, in their sole and absolute discretion, must consent to submission of the Claim to arbitration.

Section 8.18 Forum.

Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement and to the non-exclusive jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any Dispute. Borrower hereby irrevocably waives, to the fullest extent permitted by Law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement or in which any of the Property is located may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by Law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

Section 8.19 USA Patriot Act Notice.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligation under “know your customer” and all anti-money laundering rules and regulations, including the Act.

Section 8.20 Entire Agreement.

The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other instrument or agreement, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.

[Signatures Begin On Next Page]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the date first above written.

BORROWER:

RIF I – DON JULIAN, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

RIF I – LEWIS ROAD, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

RIF I – OXNARD, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

REXFORD BUSINESS CENTER – FULLERTON, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

RIF I – WALNUT, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

[Signatures Continue On Next Page]

RIF II – KAISER, LLC,
a California limited liability company

By:
Name:
Title:	Authorized Signatory

RIF III – IRWINDALE, LLC, a California limited liability company

By:
Name:
Title:	Authorized Signatory

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

Schedule 1

Definitions

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Allocated Loan Amount” means,

(a) with respect to the RIF I - Don Julian Property, Fifteen Million Nine Hundred Fifty Thousand Dollars ($15,950,000),

(b) with respect to the RIF I - Lewis Road Property, Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000),

(c) with respect to the RIF I - Oxnard Property, Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000),

(d) with respect to the RIF I - Walnut Property, Twelve Million Seven Hundred Sixty Thousand Dollars ($12,760,000),

(e) with respect to the RIF II - Kaiser Property, Eight Three Hundred five Thousand Dollars ($8,305,000), and

(f) with respect to the RIF III - Irwindale Property, Ten Million Two Hundred Eighty-Five Thousand Dollars ($10,285,000).

“Approved Manager” means Borrower, Rexford L.P., Rexford Industrial Realty and Management, Inc., a California corporation, another Affiliate of Manager, or any other reputable and creditworthy property manager, subject to the prior written approval of Lender, which written approval may be evidenced by e-mail confirmation, not to be unreasonably withheld, with a portfolio of properties comparable to the Property under active management.

“Authorized Signer” means each of                                         , and                                         , acting alone, or any other representative of Borrower duly designated and authorized by Borrower to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including the submission of draw requests and the selection of interest rates.

“Banking Day” means any day that is not a Saturday, Sunday or banking holiday in the State.

“Borrower’s Deposit Account” means an account established with Lender pursuant to the terms of Section 4.6.

“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.

“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.

“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan and recording the Mortgage.

“Code” means the Internal Revenue Code of 1986, as amended.

Schedule 1

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” or “Controlled” have meanings correlative thereto.

“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Dispute”. means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Environmental Agreement” means the Environmental Indemnification and Release Agreement of even date herewith by and between Borrower and Lender pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified. The Environmental Agreement is unsecured.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Event of Default” means any event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.

“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Lender in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in the Mortgage or any of the other Loan Documents, including attorneys’ fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

“Financial Statements” means (i) for each reporting party other than an individual, a balance sheet, income statement, statements of cash flow and amounts and sources of contingent liabilities, a reconciliation of changes in equity and liquidity verification, real estate schedules providing details on each individual real property in the reporting party’s portfolio, including, but not limited to raw land, land under development, construction in process and stabilized properties and unless Lender otherwise consents, consolidated and consolidating statements if the reporting party is a holding company or a parent of a subsidiary entity; and (ii) for each reporting party who is an individual, a balance sheet, statements of cash flow and amounts and sources of contingent liabilities, sources and uses of cash and liquidity verification, cash flow projections, real estate schedules providing details on each individual real property in the reporting party’s portfolio, including, but not limited to raw land, land under development, and unless Lender otherwise consents, Financial Statements for each entity owned or jointly owned by the reporting party. For purposes of this definition and any covenant requiring the delivery of Financial Statements, each party for whom Financial Statements are required is a “reporting party” and a specified period to which the required Financial Statements relate is a “reporting period.”

Schedule 1

“Governmental Authority” or “Governmental Authorities” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means, individually or collectively, Rexford Industrial Realty, Inc., a Maryland corporation, and its successors and assigns.

“Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor for the benefit of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Improvements” means all on-site and off-site improvements to the Land, including a 241,248 square foot warehouse/distribution building situated on the Land encumbered by the RIF I – Don Julian Mortgage, a 213,128 square foot warehouse/distribution building situated on the on the Land encumbered by the RIF I – Lewis Road Mortgage, a 69,891 square foot warehouse/distribution building situated on the on the Land encumbered by the RIF I – Oxnard Mortgage, a 161,286 square foot warehouse/distribution building situated on the on the Land encumbered by the RIF I – Walnut Mortgage, a 124,997 square foot warehouse/distribution building situated on the on the Land encumbered by the RIF II – Kaiser Mortgage, and a 76,000 square foot light manufacturing/flex building situated on the on the Land encumbered by the RIF III – Irwindale Mortgage, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to the Property, in each case whether now or hereafter existing or arising.

“Land” means the land described in and encumbered by the Mortgage.

“Law(s)” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

“Lease(s)” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.

“Loan” means the loan from Lender to Borrower, the repayment obligations in connection with which are evidenced by the Note.

“Loan Amount” means Sixty Million and No/100 Dollars ($60,000,000).

“Loan Documents” means this Agreement, the Note, the Mortgage, the Environmental Agreement, the Guaranty, any Swap Contract, any application or reimbursement agreement executed in connection with any letter of credit issued by Lender in connection with the Loan, and any and all other documents which Borrower, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

Schedule 1

“Mortgage” means, individually and collectively, the RIF I - Don Julian Mortgage, the RIF I - Lewis Road Mortgage, the RIF I - Oxnard Mortgage, the RIF I - Walnut Mortgage, the RIF II - Kaiser Mortgage, and the RIF III - Irwindale Mortgage.

“Net Proceeds” when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys’ fees, incurred in the collection of such gross proceeds.

“Note” means the Promissory Note of even date herewith, in an amount equal to the Loan Amount, made by Borrower to the order of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.7 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to, or on account of, the provisions of this Agreement, the Note or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Note; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under the Mortgage or any of the other Loan Documents, together with interest thereon as provided in the Mortgage or such Loan Document; (c) to pay and perform all obligations of Borrower (or its Affiliate) under any Swap Contract; and (d) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of this Agreement, the Mortgage or any of the other Loan Documents. Notwithstanding any language contained in the Loan Documents, the Obligations of Borrower to pay and perform under the Environmental Agreement are unsecured.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

“Property” means, individually and collectively, the real and personal property conveyed and encumbered by the RIF I - Don Julian Mortgage, the RIF I - Lewis Road Mortgage, the RIF I - Oxnard Mortgage, the RIF I - Walnut Mortgage, the RIF II - Kaiser Mortgage, and the RIF III - Irwindale Mortgage.

“RBC – Fullerton” means Rexford Business Center – Fullerton, LLC, a California limited liability company.

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“Rexford L.P.” means Borrower’s sole owner, Rexford Industrial Realty, L.P., a Maryland limited partnership.

“RIF I - Don Julian” means RIF I – Don Julian, LLC, a California limited liability company.

“RIF I - Don Julian Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF I – Don Julian to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF I - Don Julian Property” means the real and personal property conveyed and encumbered by the RIF I - Don Julian Mortgage.

Schedule 1

“RIF I - Lewis Road” means RIF I – Lewis Road, LLC, a California limited liability company.

“RIF I - Lewis Road Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF I – Lewis Road to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF I - Lewis Road Property” means the real and personal property conveyed and encumbered by the RIF I - Lewis Road Mortgage

“RIF I - Oxnard” means RIF I – Oxnard, LLC, a California limited liability company.

“RIF I - Oxnard Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF I – Oxnard to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF I - Oxnard Property” means the real and personal property conveyed and encumbered by the RIF I - Oxnard Mortgage.

“RIF I - Walnut” means RIF I – Walnut, LLC, a California limited liability company.

“RIF I - Walnut Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF I – Walnut and RBC – Fullerton to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF I - Walnut Property” means the real and personal property conveyed and encumbered by the RIF I - Walnut Mortgage.

“RIF II - Kaiser” means RIF II – Kaiser, LLC, a California limited liability company.

“RIF II - Kaiser Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF II – Kaiser to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF II - Kaiser Property” means the real and personal property conveyed and encumbered by the RIF I - Kaiser Mortgage.

“RIF III - Irwindale” means RIF III – Irwindale, LLC, a California limited liability company.

“RIF III - Irwindale Mortgage” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing of even date herewith given by RIF III – Irwindale to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“RIF III - Irwindale Property” means the real and personal property conveyed and encumbered by the RIF I - Irwindale Mortgage.

“State” means the State of California.

Schedule 1

“Survey” means a map or plat of survey of the Land which conforms with Lender’s survey requirements set forth in the Closing Checklist.

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any agreement or contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and CFTC Regulation 1.3(xxx), any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., and any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means Lender or an Affiliate of Lender, in its capacity as counterparty under any Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap transaction, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, spot or floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or anytime after the date hereof between Swap Counterparty and Borrower (or its Affiliate) so long as a writing, such as a Swap Contract, evidences the parties’ intent that such obligations shall be secured by the Mortgage in connection with the Loan.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Termination Fee Deposit” shall have the meaning set forth in Section 4.17.

Schedule 1

Schedule 2

Intentionally Omitted

Schedule 2

Schedule 3

Intentionally Omitted

Schedule 3

Schedule 4

Leasing and Tenant Matters

1. Representations and Warranties of Borrower Regarding Leases.

Borrower represents and warrants that Borrower has delivered to Lender Borrower’s standard form of tenant lease and a true and correct copy of all Leases and any guaranty(ies) thereof, affecting any part of the Improvements, together with an accurate and complete rent roll for the Property, and no such Lease or guaranty contains any option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein except for that certain Standard Industrial Commercial Multi-Tenant Lease – Net dated February 15, 2013 between RIF II – Kaiser and All One God Faith, Inc., a California corporation doing business as Dr. Bronner’s Magic Soaps, for a portion of the RIF II – Kaiser property.

2. Covenants of Borrower Regarding Leases and Rents.

Borrower covenants that Borrower (a) will observe and perform all of the obligations imposed upon the landlord in the Leases and will not do or permit to be done anything to impair the security thereof; (b) will use its best efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases; (c) will not collect any of the Rents in advance of the time when the same become due under the terms of the Leases; (d) will not discount any future accruing Rents; (e) without the prior written consent of Lender, will not execute any assignment of the Leases or the Rents; (f) will not modify the rent, the term, the demised premises or the common area maintenance charges under any of the Leases, or add or modify any option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein, or surrender, cancel or terminate any Lease, without the prior written consent of Lender; and (g) will execute and deliver, at the request of Lender, all such assignments of the Leases and Rents in favor of Lender as Lender may from time to time require.

3. Leasing Guidelines.

Borrower shall not enter into any lease of tenant space in the Improvements covering more than 20,000 square feet unless approved by Lender prior to execution. Borrower’s standard form of tenant lease, and any revisions thereto, must have the prior written approval of Lender. Lender shall be “deemed” to have approved any Lease, except any Lease of more than 80,000 square feet (which are not subject to being “deemed” approved), that: (a) is on the standard form lease approved by Lender with no material deviations except as approved by Lender; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease; (c) is received by Lender, together with any guaranty(ies) and financial information received by Borrower regarding the tenant and any guarantor(s), within fifteen (15) days after execution; (d) reflects an arm’s length transaction at then-current market rate for comparable space; (e) contains no option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein; (f) requires the tenant to execute and deliver to Lender an estoppel certificate in form and substance acceptable to Lender within thirty (30) days after notice from Lender; and (g) in the case of those premises identified on Exhibit A to this Schedule 4, provides for an effective rental rate no less than applicable rate specified on said Exhibit A. Borrower shall provide to Lender a correct and complete copy of each Lease, including any exhibits, and any guaranty(ies) thereof, prior to execution unless the Lease meets the foregoing requirements for “deemed” approval by Lender. Borrower shall pay all reasonable costs incurred by Lender in reviewing and approving Leases and any guaranties thereof, and also in negotiating subordination agreements and subordination, nondisturbance and attornment agreements with tenants, including reasonable attorneys’ fees and costs. Lender shall use commercially reasonable efforts to respond to any request for approval within ten (10) Banking Days after receipt of such request. Notwithstanding anything to the contrary in this Schedule 4, to the extent Lender has approval rights with respect

Schedule 4

to any lease or revisions thereto, Lender shall be deemed to approve any terms of such lease or revisions thereto which the Borrower believes, upon the advice of counsel, are reasonably necessary to ensure that the Rents received pursuant to such lease qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

4. Delivery of Leasing Information and Documents.

From time to time upon Lender’s request, Borrower shall promptly deliver to Lender (a) complete executed originals of each Lease, including any exhibits thereto and any guaranty(ies) thereof, (b) a complete rent roll of the Property in such detail as Lender may require, together with such operating statements and leasing schedules and reports as Lender may require, (c) any and all financial statements of the tenants, subtenants and any lease guarantors to the extent available to Borrower, (d) such other information regarding tenants and prospective tenants and other leasing information as Lender may request, and (e) such estoppel certificates, subordination agreements and/or subordination, nondisturbance and attornment agreements executed by such tenants, subtenants and guarantors, if any, in such forms as Lender may require.

Schedule 4

Exhibit A to Schedule 4

Minimum Rental Rates

Building Address	Minimum Effective Rent (per square foot)

Don Julian 15241-15277 & 15317-15339 Don Julian Road	$7.56

Lewis Road 300 S. Lewis Road	$6.36

Walnut Avenue Building 1 2300-2320 E. Walnut Avenue	$7.56

Walnut Avenue Building 2 2380-2386 E. Walnut Avenue	$8.16

Walnut Avenue Building 3 2340-2358 E. Walnut Avenue	$5.76

Irwindale 15715 East Arrow Highway	$12.36

Kaiser 1335 Park Center Drive	$6.24

Oxnard 2220-2260 Camino Del Sol	$6.96

Exhibit A to Schedule 4

Schedule 5

Intentionally Omitted

Schedule 5

Schedule 6

Intentionally Omitted

Schedule 6

Schedule 7

Swap Contracts

1. Swap Documentation. Within the timeframes required by Lender and Swap Counterparty, Borrower shall deliver to Swap Counterparty the following documents and other items, executed and acknowledged as appropriate, all in form and substance satisfactory to Lender and Swap Counterparty: (a) Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule in the form agreed upon between Borrower (or its Affiliate) and Swap Counterparty; (b) a confirmation under the foregoing, if applicable; (c) the Guaranty; (d) if Borrower (or its Affiliate) is anything other than a natural person, evidence of due authorization to enter into transactions under the foregoing Swap Contract with Swap Counterparty, together with evidence of due authorization and execution of any Swap Contract; and such other title endorsements, documents, instruments and agreements as Lender and Swap Counterparty may require to evidence satisfaction of the conditions set forth in this Section, including a swap endorsement to Lender’s title insurance policies in form and substance satisfactory to Lender.

2. Conveyance and Security Interest. To secure Borrower’s Obligations, Borrower hereby transfers, assigns and transfers to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to the Swap Contract, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing. All amounts payable to Borrower under the Swap Contract shall be paid to Lender and shall be applied to pay interest or other amounts under the Loan.

3. Cross-Default. It shall be an Event of Default under this Agreement if any Event of Default occurs as defined under any Swap Contract as to which Borrower (or its Affiliate) is the Defaulting Party, or if any Termination Event occurs under any Swap Contract as to which Borrower (or its Affiliate) is an Affected Party. As used in this Section, the terms “Defaulting Party,” “Termination Event” and “Affected Party” have the meanings ascribed to them in the Swap Contract.

4. Remedies; Cure Rights. In addition to any and all other remedies to which Lender and Swap Counterparty are entitled at Law or in equity, Swap Counterparty shall have the right, to the extent so provided in any Swap Contract or any Master Agreement relating thereto, (a) to declare an event of default, termination event or other similar event thereunder and to designate an Early Termination Date as defined under the Master Agreement, and (b) to determine net termination amounts in accordance with the Swap Contract and to setoff amounts between Swap Contracts. Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower (or its Affiliate) such action as Lender may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of Borrower (or its Affiliate) or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default under this Agreement, Lender shall give prior written notice to Borrower before taking any such action. For this purpose, Borrower hereby constitutes Lender its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable, to exercise, at the election of Lender, any and all rights and remedies of Borrower (or its Affiliate) under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Lender may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, and generally to take any and all such action in relation thereto as Lender shall deem advisable. Lender shall not incur any liability if any action so taken by Lender or on its behalf shall prove to be inadequate or invalid. Borrower expressly understands and agrees that Lender is not hereby assuming any duties or obligations of Borrower (or its Affiliate) to make payments to Swap Counterparty under any Swap Contract or under any other Loan Document. Such payment duties and obligations remain the responsibility of Borrower (or its Affiliate) notwithstanding any language in this Agreement.

Schedule 7

5. Automatic Deduction and Credit.

(a) At all times when any Swap Contract is in effect, Borrower shall maintain the Checking Account in good standing with Lender. Borrower hereby grants to Lender and Swap Counterparty a security interest in the Checking Account, and any other accounts and deposit accounts from which Borrower may from time to time authorize Lender to debit payments due on the Loan and the Swap Contracts. Borrower is granting this security interest to Lender and Swap Counterparty for the purpose of securing the Obligations.

(b) At all times when any Swap Contract is in effect, all monthly payments owed by Borrower under the Note will be automatically deducted on their due dates from the Checking Account. Lender is hereby authorized to apply the amounts so debited to Borrower’s obligations under the Loan. Notwithstanding the foregoing, Lender will not automatically deduct the principal payment at maturity from the Checking Account.

(c) At all times when any Swap Contract is in effect, all payments owed by Borrower (or its Affiliate) under any Swap Contract will be automatically deducted on their due dates from the Checking Account. The preceding sentence includes Borrower’s authorization for Lender to debit from the Checking Account any monetary obligation owed by Borrower (or its Affiliate) to Swap Counterparty following any Early Termination Date, as defined under the Master Agreement. Swap Counterparty is hereby authorized to apply the amounts so debited to the obligations of Borrower (or its Affiliate) under the applicable Swap Contract.

(d) Lender will debit the Checking Account on the dates the foregoing payments become due; provided, however, that if a due date does not fall on a Banking Day, Lender will debit the Checking Account on the first Banking Day following such due date.

(e) Borrower shall maintain sufficient funds on the dates when Lender enters debits authorized by this Agreement. If there are insufficient funds in the Checking Account on any date when Lender enters any debit authorized by this Agreement, without limiting Lender’s other remedies in such an event, the debit will be reversed in whole or in part, in Lender’s sole and absolute discretion, and such amount not debited shall be deemed to be unpaid and shall be immediately due and payable in accordance with the terms of the Note and/or the Swap Contract, as applicable.

(f) So long as there is no Event of Default existing under this Agreement or any Swap Contract, Lender will automatically credit the Checking Account for payments owed by Swap Counterparty under the Swap Contract. Lender will credit the Checking Account on the dates the foregoing payments become due; provided, however, that if a due date does not fall on a Banking Day, Lender will credit the Checking Account on the first Banking Day following such due date.

Schedule 7

Schedule 8

Financial Covenants

Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio as of any Determination Date of at least 1.10 to 1.00. This ratio will be tested as of each Determination Date. The Debt Service Coverage Ratio may be satisfied by a voluntary paydown of the Loan by Borrower, subject to the satisfaction of any conditions to prepayment, including the payment of any prepayment fee or premium, together with a mutually agreed-upon reduction in the committed amount of the Loan.

If, as of the Initial Determination Date or any Determination Date thereafter, the Actual Debt Service Coverage Ratio is less than 1.10 to 1.00 but equal to or greater than 1.05 to 1.00, Borrower shall, within fifteen (15) days after the end of each month thereafter until the next Determination Date on which the Actual Debt Service Coverage Ratio has been 1.10 to 1.00 or greater for two consecutive calendar quarters, deposit all cash flow from the Property in an interest-bearing account (the “Sweep Account”) maintained with Lender in Borrower’s name but under Lender’s sole dominion and control (and which shall be an “Account”, as such term is defined in the Mortgage). The Sweep Account and all funds on deposit therein shall be additional collateral for the Loan. Any funds which have been on deposit in the Sweep Account for a period of twelve (12) months shall be immediately applied by Lender against the then-outstanding principal balance of the Loan; and any funds on deposit in the Sweep Account on the date which is ninety (90) days before the then current Maturity Date (as defined in the Note) shall be applied by Lender against the then-outstanding Obligations in such order and against such of the Obligations as Lender shall determine in its sole discretion. If, as of any Determination Date after Borrower’s obligation to so deposit cash flow with Lender in the Sweep Account ceases, the Debt Service Coverage Ratio once again becomes less than 1.10 to 1.00 but 1.05 to 1.00 or greater, Borrower’s obligation to so deposit cash flow with Lender in the Sweep Account shall resume until the next Determination Date on which the Actual Debt Service Coverage Ratio is 1.10 to 1.00 or greater for two consecutive calendar quarters. Any cash flow so paid to Lender shall be held by Lender and, provided that no Event of Default then exists, released by Lender to Borrower promptly following the next Determination Date on which the Debt Service Coverage Ratio equals or exceeds 1.10 to 1.00 for two consecutive calendar quarters. Borrower covenants and agrees to execute a pledge and security agreement with respect to such account in form and substance acceptable to Lender.

If, as of any Determination Date, the Actual Debt Service Coverage Ratio is less than 1.05 to 1.00 Borrower shall, within thirty (30) days after written demand from Lender, pay to Lender, for application against the outstanding principal balance of the Loan, such amount as is required to achieve an Actual Debt Service Coverage Ratio of 1.10 to 1.00 and shall satisfy any conditions to prepayment provided for in the Loan Documents, and there shall be a reduction in the committed amount of the Loan by the amount of such principal payment.

“Actual Operating Revenue” means, with respect to any Calculation Period, all income, computed on an annualized basis in accordance with generally accepted accounting principles, collected from the ownership and operation of the Property from whatever source (other than any source affiliated with Borrower or any Guarantor), including Rents, utility charges, escalations, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds from tenants, uncollectible accounts, sales of furniture, fixtures and equipment, interest income, Condemnation Awards, Insurance Proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy unless such tenant shall have affirmed its lease, and non-recurring or extraordinary income, including lease termination payments. Actual Operating Revenue shall be net of rent concessions and credits. Actual Operating Revenue shall be subject to appropriate adjustments in Lender’s reasonable discretion. Notwithstanding the foregoing, Lender may include as a part of Actual Operating Revenue, in its sole discretion, rents for newly executed Leases pursuant to which the obligation of the tenant thereunder to pay rent will commence within six (6) months after the Calculation Date.

Schedule 8

“Assumed Interest Rate” means the annual yield payable on the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations in amounts approximating the Net Commitment Amount at the inception of the Calculation Period plus two hundred fifty (250) basis points per annum; provided, however, that the Assumed Interest Rate shall be not less than six percent (6.0%) per annum.

“Calculation Period” means the six (6) month period ending on the day preceding any Determination Date.

“Debt Service” means the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial loan balance equal to the Net Commitment Amount at the inception of the Calculation Period, (ii) an interest rate equal to the Assumed Interest Rate, and (iii) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.

“Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period the ratio, as determined by Lender, of Net Operating Income to Debt Service.

“Determination Date” means the first day of each calendar quarter of each year, beginning with the Initial Determination Date.

“Initial Determination Date” means September 1, 2013.

“Net Commitment Amount” means, as of any date, the total obtained by adding the amount of the outstanding principal balance of the Loan to the amount of the available undisbursed Loan proceeds.

“Net Operating Income” means, with respect to any Calculation Period, the amount obtained by subtracting Operating Expenses from Actual Operating Revenue as such amount may be adjusted by Lender in its reasonable discretion based on Lender’s underwriting standards, including adjustments for vacancy allowance and other concessions. As used herein, “vacancy allowance” means an allowance for reductions in potential income attributable to vacancies, tenant turnover, and nonpayment of rent.

“Operating Expenses” means, with respect to any Calculation Period, the total of all expenses actually paid or payable, computed on an annualized basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of 4% of Actual Operating Revenue or the management fees actually paid under any management agreement, operational equipment or other lease payments as approved by Lender, normalized capital expenditures equal to $0.07 per square foot of the buildings on the Property per year, but specifically excluding depreciation and amortization, income taxes, debt service on the Loan, and any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement provided such reimbursement by tenant is not included in the calculation of Actual Operating Revenue. Operating Expenses shall be subject to appropriate seasonal and other adjustments in Lender’s reasonable discretion. Any expense which in accordance with accrual basis income tax accounting is depreciated or amortized over a period which exceeds one (1) year shall be treated as an expense, for the purposes of the foregoing calculations, ratably over the period of depreciation or amortization.

Unencumbered Liquid Assets. Guarantor, together with its subsidiaries which are directly or indirectly wholly owned by Guarantor, shall collectively maintain Unencumbered Liquid Assets having an aggregate market value of (a) not less than Five Million Dollars ($5,000,000) or, (b) if Guarantor elects to have Line of Credit Availability included in the calculation of Unencumbered Liquid Assets, not less than Eight Million Dollars ($8,000,000), Two Million Dollars ($2,000,000) of which must be cash or cash equivalents. This covenant will be calculated as of December 31 of each year.

Schedule 8

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest, financing statement or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of Guarantor or any subsidiary of Guarantor which is directly or indirectly wholly owned by Guarantor (with no other Persons having ownership rights in such assets), (iii) may be converted to cash within five (5) days, and (iv) are otherwise acceptable to Lender in its reasonable discretion:

(a) Cash or cash equivalents held in the United States and denominated in United States dollars;

(b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c) Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d) Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e) Eligible Stocks; and

(f) Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) – (e) above.

Additionally, Guarantor shall have the right, exercised by Guarantor by so stating on its compliance certificate to include Line of Credit Availability in the calculation of Unencumbered Liquid Assets (the failure of Guarantor to so state shall be deemed Guarantor’s election to not include Line of Credit Availability in the calculation of Unencumbered Liquid Assets). As used herein, the term “Line of Credit Availability” mean the amount, as of the date on which Unencumbered Liquid Assets is calculated, which is available for borrowing by Rexford L.P. under any line of credit. For purposes of this covenant, the Line of Credit Availability shall be zero at any time an uncured default (beyond any applicable notice or cure period) exists under the loan documents for such line of credit.

“Eligible Stocks” includes any common or preferred stock which (i) is not control or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to Lender and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

Fair Market Net Worth. Guarantor shall maintain a Fair Market Net Worth of at least Seventy-Five Million Dollars ($75,000,000). This covenant will be calculated as of December 31 of each year.

“Fair Market Net Worth” means the fair market value, determined in accordance with generally accepted accounting principles, of total assets of Guarantor (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to Borrower’s obligations to Lender in a manner acceptable to Lender in its sole discretion.

Schedule 8